                                                                                                       Exhibit 99.1

Media contact:                      Roy Wiley, 630-753-2627
Investor contact:                   Ramona Long, 630-753-2406
Web site:                           www.nav-international.com

                             BOARD OF DIRECTORS OF NAVISTAR INTERNATIONAL CORPORATION
                                      VOTES TO REDEEM SHAREHOLDER RIGHTS PLAN

         WARRENVILLE, Ill. - October 16, 2001 - Navistar International Corporation (NYSE: NAV) producer of
International(R)brand commercial trucks, school buses and diesel engines announced today that its board of directors has authorized the redemption of the rights issued pursuant to the rights plan adopted on April 20,1999.
         When the rights plan was adopted, the board said it would review the plan periodically and repeated that promise after shareowners at the company's annual meeting in February voted in favor of a non-binding resolution requesting the removal of the rights plan.
         The rights will be redeemed at a price of $.01 per right, payable in cash. There is currently one right attached to each outstanding share of common stock. Shareowners do not have to take any action to receive the redemption payment and do not have to exchange stock certificates. The redemption payment will be mailed on
November 15, 2001 to shareowners of record on October 26, 2001. As a result of the redemption, the rights plan will be terminated.
         John R. Horne, Navistar chairman, president and chief executive officer, said "given current conditions in the economy and our industry, continued dialogue with our shareowners about the merits of rights plans is neither productive or relevant to the current challenges confronting our company and accordingly, our board of directors determined it prudent to eliminate further such distractions."
         Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine
Corporation, a leading producer of mid-range diesel engines, medium trucks, school buses, heavy trucks, severe service vehicles, and parts and service sold under the International(R)brand.  The company also is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets.  With world headquarters in Warrenville, a suburb of Chicago, Navistar had 2000 sales and revenues of  $8.5 billion.  Additional information can be found on the company's web site at www.internationaldelivers.com

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